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                                                          Exhibit 10.8(b)

                       AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

    This Amendment No. 1 (the "Amendment") to Employment Agreement dated April 14, 1994 (the "Employment Agreement") by and between Infonautics, Inc., a Pennsylvania corporation formerly known as Infonautics Corporation (the "Corporation"), and James Beattie ("Employee") is made as of the 4th day of November, 1996.

    WHEREAS, the Board of Directors of the Corporation (the "Board") has previously determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication of the Employee and to provide the Employee with compensation and benefits that meet the expectations of Employee and are competitive with those of employees at comparable levels at other corporations.

    WHEREAS, to accomplish these objectives the Compensation Committee of the Board has authorized the Corporation to enter into this Amendment.

    NOW, THEREFORE, the parties hereto intending to be legally bound, agree as follows:

    1. The second paragraph in Paragraph 2 of the Employment Agreement is hereby amended to delete the fourth sentence.

    2. Paragraph 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

         "5.  At-Will Employment

              (a) Employee's employment hereunder shall be "at will" and either party shall have the rights to terminate this Agreement at any time, pursuant to the following terms and conditions:

                   (1) Termination by Employee. Employee shall have the right to terminate his employment hereunder by providing thirty (30) days' prior written notice to the President of the Corporation. Upon the effectiveness of such notice, this Agreement shall terminate except for the provisions that expressly survive termination.

                   (2) Termination for Cause. The Corporation shall have the right to terminate Employee's employment by the Corporation at any time for "Cause." For purposes of this Agreement, "Cause" shall mean (a) dishonesty, misconduct, conviction of a crime involving moral turpitude, use of alcohol or drugs in such a manner or to an extent that job performance is impaired, drug abuse, misappropriation of funds,

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              disparagement of the Corporation (or its management or
              employees), or (b) failure of Employee to perform or observe any of the terms or provisions of this Agreement or to comply fully with the lawful directives of the Board of Directors of the Corporation or any other proper cause determined in good faith by the Board of Directors of the Corporation; provided, however, that Employee's conduct shall not constitute "Cause" within the meaning of (b) above unless and until (i) the Corporation shall have provided Employee with notice setting forth with specificity (A) the conduct deemed to constitute such "Cause,"
              (B) reasonable action that would remedy the objectionable conduct, and (C) a reasonable time (not less than 15 days) within which Employee may take such remedial action, and (ii) Employee shall not have taken such specified remedial action within such specified reasonable time.

              In the event of a termination for Cause, this Agreement shall terminate except for the provisions which expressly survive terminations, and Employee shall vacate the offices of the Corporation.

                   (3) Termination without Cause. The Corporation shall have the right to terminate Employee's employment by the Corporation at any time without cause. Under such circumstances, the Corporation shall pay to the Employee in a lump sum in cash within 30 days of the date of such termination an amount equal to the Employee's annual salary as determined on such termination date. Notwithstanding the foregoing, payments to be provided pursuant to this Section shall in all respects be conditioned upon (i) the prior receipt by the Corporation from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Corporation and related parties relating to his employment by the Corporation (other than his entitlement under any employee benefit plan or program sponsored by the Corporation in which he participated and under which he has accrued a benefit) or the termination thereof and
              (ii) continued compliance by Employee with the provisions of this Agreement that expressly survive termination.

                   (4) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Corporation to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of a "Change of Control" of the Corporation as defined in Section 11 of the Corporation's 1996 Equity Compensation Plan and that it would be economically advantageous to the Corporation to reduce the Payment

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              to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of the amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under Section 4999 of the Code. For purposes of this Paragraph 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The calculations under this Paragraph 5(a) shall be made as follows:

                        (i) All determinations to be made under this Paragraph 5(a) shall be made by the Corporation's independent public accounting firm (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations to the Corporation and Employee within 10 business days of the event that gives rise to the "excess parachute payment." Any such determination by the Accounting Firm shall be binding upon the Corporation and Employee. Employee shall in his sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Paragraph 5(a)(4). Within five business days after Employee's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

                        (ii) As a result of the uncertainty in the application
                   of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Corporation which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the event that gives rise to the "excess parachute payment," the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Corporation, together

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                   with interest at the applicable Federal rate provided for in
                   Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to the Corporation if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee, together with interest at the Federal Rate.

                        (iii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (i) and (ii) above shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (i) and (ii) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                        (iv) The limitations of this Paragraph 5(a)(4) shall
                   only apply if payments under this Agreement are subject to
                   Section 280G at the time of the Change of Control.

                   (5) No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in paragraph (3) above by seeking other employment or otherwise. No other employment or compensation from other sources or employers (such as workers compensation) shall affect or reduce the amounts or obligations of the Corporation to make payments to Employee under this Agreement."

    3. Paragraph 8(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

              "(b) (1)   During Employee's employment by the Corporation and
              for a period of one (1) year after employment terminates, Employee will not, unless acting with the prior written consent of the President of the Corporation, directly or indirectly, own, manage, operate, gain control of, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, advisor, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged or contemplating engagement in the design,

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              development, marketing or sale of any product, service or system that directly competes with or is intended to directly compete with any product, service or system currently being sold by the Corporation or currently being developed by the Corporation.

                   (2) The restrictions set forth in Section 8(b)(1) above shall not be construed to prohibit the ownership by Employee of not more than 5% in the aggregate of any class of securities of any corporation which is engaged in the business of the Company, as set forth in Section 8 (b)(1) above, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including the Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing. It is recognized by Employee that the business as engaged in by the Corporation, as set forth in Section 8(b)(1) above, is and will continue to be international in scope, and that geographical limitations on this non-competition covenant are therefore not appropriate."

    4. All references to "this Agreement" in the Employment Agreement shall refer to the Employment Agreement as amended by this Amendment.

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    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date first above written.


                             INFONAUTICS, INC.


                             By: /s/ Ronald A. Berg
                                 --------------------------------
                                   Name:
                                   Title: V.P. Finance Administration



                             /s/ James Beattie
                             -------------------------------------
                             James Beattie

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